Exhibit 5.2

One West Fourth Street Winston-Salem, NC 27101 Telephone: (336) 721-3600 Fax: (336) 721-3600 www.wcsr.com

July 3, 2017

Tanger Properties Limited Partnership

3200 Northline Avenue, Suite 360

Greensboro, North Carolina 27408

Re:	Tanger Properties Limited Partnership

$300,000,000 in aggregate principal amount

of 3.875% Senior Notes due 2027

Ladies and Gentlemen:

We have acted as special North Carolina counsel to Tanger Factory Outlet Centers, Inc., a North Carolina corporation (the “Company”), and Tanger Properties Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), in connection with their registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “1933 Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 2, 2015, together with the form of prospectus included therein (the “Base Prospectus”), and the proposed sale pursuant to a preliminary prospectus supplement, dated June 28, 2017 (the “Pricing Prospectus”), to the Base Prospectus, and the prospectus supplement, dated June 28, 2017, filed pursuant to Rule 424 promulgated under the 1933 Act (collectively with the Base Prospectus and the Pricing Prospectus, the “Prospectus”), and the Underwriting Agreement, dated June 28, 2017, among the Company, the Operating Partnership and the underwriters named therein (the “Underwriting Agreement”) by the Operating Partnership of $300,000,000 aggregate principal amount of its 3.875% senior notes due July 15, 2027 (the “Debt Securities”). The Debt Securities are to be issued pursuant to the Indenture dated as of March 6, 1996, supplemented by the Eleventh Supplemental Indenture, dated as of July 3, 2017 between the Operating Partnership and U.S. Bank National Association, as trustee (the “Indenture”). This opinion is delivered to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K of the Commission.

As the Company’s and the Operating Partnership’s special North Carolina counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s articles of incorporation and bylaws, each as amended to date, the Certificate of Domestic Limited Partnership and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, each as amended to date, and minutes and records of the corporate proceedings of the Company and the Operating Partnership relating to the filing of the Registration Statement and the issuance of the Debt Securities, as provided to us by the Company and the Operating Partnership, certificates of public officials and of representatives of the Company and the Operating Partnership, and statutes and other instruments and documents,

July 3, 2017

including the Debt Securities and the Indenture, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company and the Operating Partnership with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; (c) that each of the Indenture and the Debt Securities constitute the enforceable obligation of the parties thereto other than the Operating Partnership; and (d) the proper issuance and accuracy of certificates of public officials and representatives of the Company and the Operating Partnership. We have also assumed that (i) the Registration Statement and the Prospectus are and will continue to be effective at the time of the sale of the Debt Securities; and (ii) all Debt Securities will be sold in the manner stated in the Registration Statement, the Prospectus and the Underwriting Agreement.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that the Indenture and the Debt Securities have been duly authorized by all necessary limited partnership action of the Operating Partnership, and have been duly executed and delivered by the Operating Partnership.

This opinion is limited to the laws of the State of North Carolina, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s and the Operating Partnership’s Current Report on Form 8-K dated July 3, 2017 and to any reference to the name of our firm in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, LLP